Exhibit 99.1

Press Release	GB&T BANCSHARES, INC. (NASDAQ - GBTB)

GB&T Bancshares Reports Third Quarter Results
Company Release - 10/18/2006 09:22

GAINESVILLE, Ga., Oct. 18, 2006 (PRIMEZONE) — GB&T Bancshares, Inc. (Nasdaq:GBTB), a multi-bank holding company with seven community banks in fast-growing markets surrounding metropolitan Atlanta, Georgia, reported net income of $4.2 million for the third quarter of 2006, an 8.0 percent increase over the $3.9 million reported for the third quarter of 2005. Third quarter 2006 results reflect solid loan growth from a combination of organic sources and its recent acquisition of Mountain State Bank, supported by a net interest margin of continuing strength, with disciplined cost controls in place. Diluted earnings per share for the third quarter of 2006 were $0.30, compared to $0.30 for the prior-year third quarter.

Richard A. Hunt, President and CEO of GB&T Bancshares, Inc., commented, “Our third quarter results reflect the substantial additions we have made this quarter to our loan loss reserve. Year-to-date, we have increased our reserves to 1.15 percent of loans, from its year-end 2005 level of 1.04 percent. We believe the present lending environment calls for a higher level of reserves, and we have been moving proactively to position our balance sheet more conservatively.”

For the first nine months of 2006, the Company reported earnings of $11.4 million, or $0.83 per diluted share, compared with $8.3 million, or $0.65 per diluted share, for the first nine months of 2005. The acquisition of Mountain State Bank was a success and results have been accretive to diluted earnings per share. Additionally, the relatively large increase in year-to-date earnings compared with the prior-year period reflects the inclusion in second quarter 2005 results of an isolated $2.9 million provision made to the Company’s loan loss reserves due to the impairment of an inherited single loan relationship at an affiliate bank, as discussed in the Company’s press release dated July 19, 2005.

At a meeting held October 16, 2006, the board of directors of GB&T Bancshares declared a fourth quarter cash dividend of $0.09 per share on the Company’s common stock. The dividend is payable on November 13, 2006 to shareholders of record at the close of business on October 30, 2006.

Total revenue, defined as net interest income plus other income, increased 16.4 percent year over year, from $18.1 million for the third quarter of 2005 to $21.1 million for the third quarter of this year. Net interest income increased 25.2 percent to $18.3 million, reflecting 19.8 percent growth in average earning assets and an 18 basis point improvement in the net interest margin, to 4.38 percent.

For the first nine months of 2006, total revenue was $58.9 million, up 16.4 percent from the comparable 2005 period. Net interest income grew 23.1 percent, to $51.1 million, from a combination of growth in average earning assets, up 19.2 percent, and a 13 basis point margin expansion, to 4.39 percent.

Mr. Hunt continued, “As is the case throughout the industry, we have seen a shift in our deposit mix from lower-cost transaction accounts to higher-cost time deposits, resulting in substantially higher funding costs. However, the strength of our market has allowed us to retain pricing discipline as we continue building our loan portfolio, resulting in a strong and steady net interest margin. It is a credit to our lenders and our ALCO managers that GB&T has improved its net interest margin 13 basis points year-to-date.”

Other income for the third quarter of 2006 was $2.8 million compared with $3.5 million for the third quarter of 2005, a decline of $712,000, or 20.5 percent. Third quarter 2005 other income included $552,000 of securities gains and $149,000 of insurance commissions generated by Community Loan Company, which was sold by the Company in the fourth quarter of 2005. Excluding these items, other income was essentially unchanged compared to the third quarter of 2005 as the $149,000 or 24.0 percent increase in mortgage origination fees was offset by declines in service charges and other income. Other income, as compared to the second quarter ended June 30, 2006, increased $153,000 or 5.9 percent.

“Expense management has been excellent,” Mr. Hunt added, “and for the first time ever, we improved our efficiency ratio to below 60 percent. We successfully completed the integration of Mountain State Bank and our expense level this quarter — the first full quarter to include the operations of Mountain State Bank — actually declined as a percentage of average assets.” For the third quarter of 2006, other expense was $12.9 million, an increase of 11.3 percent over the $11.6 million reported for the third quarter of 2005; compared with the second quarter, other expense increased $282,000 or 2.2 percent. As a percentage of average assets, operating expenses have been trending downward throughout 2006; for the 2006 nine-month period, operating expenses were 2.87 percent of average assets, compared with 3.05 percent for the prior-year period, and for the third quarter of 2006, operating expenses reached a low of 2.75 percent of average assets.

Dynamic growth in revenue also contributed to the vastly improved efficiency ratio this quarter; at 59.84 percent for the third quarter of 2006, the ratio improved 485 basis points from 64.69 percent for the prior-year third quarter and 219 basis points from 62.03 percent in the second quarter of 2006.

The Company continues to focus on asset quality, although improvement from elevated second quarter levels has been slow. Mr. Hunt commented, “Although the significant nonperforming asset we reported last quarter is still on our books, I am pleased to report that we have made substantial progress on its eventual collection, and continue to have a high level of confidence in the value of the collateral securing the credit. We have reached an agreement with the borrower that we expect to result in full payment by the end of this calendar year.” Reserves now stand at 1.15 percent of loans compared with 1.04 percent at year-end 2005; GB&T has added nearly $4.3 million to its loan loss reserves this year, compared to year-to-date net charge-offs of $1.4 million.

Nonperforming assets at September 30, 2006 were $18.0 million, or 0.96 percent of total assets, compared with $18.1 million or 0.99 percent at June 30, 2006, and $9.1 million or 0.57 percent at September 30, 2005. Annualized net charge-offs for the third quarter of 2006 were $526,000 or 0.15 percent of average loans compared with $607,000 or 0.18 percent of average loans for the second quarter of 2006, and $2.9 million or 1.00 percent for the third quarter of 2005.

Asset growth remains strong. At September 30, 2006, GB&T Bancshares had total assets of $1.9 billion compared with $1.6 billion at September 30, 2005; this represents an increase of $262.3 million or 16.3 percent over the past twelve months. Excluding the $165.5 million of assets acquired with Mountain State Bank, organic asset growth was $96.8 million or 6.0 percent. Year-to-date, total assets increased $292.0 million or 18.4 percent (24.6 percent annualized), with organic growth accounting for $126.5 million or 8.0 percent (10.6 percent annualized) of this increase.

Total loans increased $249.8 million since September 30, 2005, or 20.7 percent, reaching $1.46 billion at September 30, 2006. Of this total, $107.5 million was derived from the acquisition of Mountain State Bank; the remaining $142.3 million, representing loan growth of 11.8 percent, was obtained from within GB&T’s market area. Year-to-date, loans grew $226.5 million, or 18.4 percent (24.5 percent annualized), of which $119.0 million was organic (up 9.7 percent year-to-date or 12.9 percent annualized). Compared to the June 30, 2006 quarter, total loan growth has moderated to an annualized rate of 10.3 percent.

Mr. Hunt continued, “In light of the serious price competition we are seeing in our markets, we have moderated our loan growth to a level where profitability can be sustained. We place a great deal of importance on achieving a balance of loan growth and profitability.”

Total deposits were $1.46 billion at September 30, 2006, up $223.5 million or 18.1 percent from year-ago levels; excluding $124.0 million of deposits acquired with Mountain State Bank, organic deposit growth was $99.5 million, or 8.1 percent, year-over-year. For the nine-month period year-to-date, total deposits grew $260.2 million, or 21.7 percent; compared to the June 30, 2006 quarter, total deposits increased $43.2 million. Transaction deposits (DDA & Savings) were 41.2 percent of total deposits as of September 30, 2006 compared to 47.9 percent at year-end 2005 and 43.2 percent as of June 30, 2006. Time deposits were 58.8 percent of total deposits as of September 30, 2006 compared to 52.1 percent at year-end 2005 and 56.8 percent as of June 30, 2006.

Stockholders’ equity at September 30, 2006, was $234.2 million, a twelve-month increase of $30.6 million, or 15.0 percent. Stockholders’ equity was 12.5 percent of period-end assets. The Company had

14,054,000 shares of common stock outstanding at September 30, 2006.

About GB&T Bancshares, Inc.

Based in Gainesville, Georgia, GB&T Bancshares, Inc. is a multi-bank holding company operating seven community banks: Gainesville Bank & Trust, United Bank & Trust, Community Trust Bank, HomeTown Bank of Villa Rica, First National Bank of the South, First National Bank of Gwinnett, and Mountain State Bank. As of September 30, 2006, GB&T Bancshares had total assets of $1.9 billion, with 31 banking offices located in fourteen Georgia counties. GB&T Bancshares’ common stock is listed on the Nasdaq Global Select Market under the symbol “GBTB.” Visit the Company’s website www.gbtbancshares.com for additional information about GB&T.

Forward-Looking Statements

Some of the statements in this press release, including, without limitation, statements regarding projected growth, the Company’s collateral position for its nonperforming assets and the expected repayment of certain nonperforming loans, our efficiency, loan loss reserves, loan portfolio, net interest margin, revenue growth and other statements regarding our future results of operations are “forward-looking statements” within the meaning of the federal securities laws. In addition, when we use words like “anticipate,” “believe,” “intend,” “expect,” “estimate,” “could,” “should,” “will,” and similar expressions, you should consider them as identifying forward-looking statements, although we may use other phrasing. These forward-looking statements involve risks and uncertainties and are based on our current beliefs and assumptions. Factors that may cause actual results to differ materially from those expressed or implied by such forward-looking statements include, among others, the following possibilities: (1) competitive pressures among depository and other financial institutions may increase significantly; (2) changes in the interest rate environment may reduce margins or the volumes or values of loans held or made by us; (3) general economic conditions may be less favorable than expected (both generally and in our markets), resulting in, among other things, a deterioration in credit quality and/or a reduction in demand for credit; (4) economic, governmental or other factors may prevent the projected population and commercial growth in the counties in which we operate; (5) legislative or regulatory changes, including changes in accounting standards, may adversely affect the businesses in which we are engaged; (6) costs or difficulties related to the integration of our businesses may be greater than expected; (7) deposit attrition, customer loss or revenue loss following the acquisitions may be greater than expected; (8) competitors may have greater financial resources and develop products that enable such competitors to compete more successfully than us; and (9) adverse changes may occur in the equity markets. Many of these factors are beyond our ability to control or predict, and readers are cautioned not to put undue reliance on such forward-looking statements. We disclaim any obligation to update or revise any forward-looking statements contained in this release.

G B & T Bancshares Inc.

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands except per share amounts)	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr
	2006	2006	2006	2005	2005

EARNINGS
Net interest income (fully tax equivalent)	$18,397	17,374	15,517	15,532	14,717
Provision for loan loss	$1,789	1,274	1,206	977	635
Other income	$2,764	2,611	2,463	2,492	3,476
Other expense	$12,860	12,578	11,744	11,406	11,551
Net income	$4,215	3,954	3,277	3,689	3,903
Non-recurring (income)/expense (after-tax)	$0	0	0	190	0
Operating income	$4,215	3,954	3,277	3,879	3,903

PER SHARE DATA
Basic earnings per share	$0.30	0.29	0.26	0.29	0.31
Diluted earnings per share	$0.30	0.28	0.25	0.28	0.30
Operating diluted earnings per share	$0.30	0.28	0.25	0.30	0.30
Book value per share	$16.66	16.41	15.59	15.54	15.99
Tangible book value per share	$10.05	9.74	10.45	10.32	10.16
Cash dividend per share	$0.090	0.090	0.085	0.085	0.085

PERFORMANCE RATIOS
Return on average assets	0.90%	0.91%	0.83%	0.92%	1.00%
Return on average tangible assets	0.95%	0.95%	0.87%	0.96%	1.05%
Return on average equity	7.21%	7.23%	6.60%	7.16%	7.64%
Return on average tangible equity	12.02%	11.72%	9.87%	11.20%	12.07%
Net interest margin (fully tax equivalent)	4.38%	4.43%	4.35%	4.28%	4.20%
Other expense/Average assets	2.75%	2.88%	2.98%	2.84%	2.96%
Efficiency Ratio	59.84%	62.03%	64.48%	60.76%	64.69%
Other income/Total operating revenue	13.10%	13.11%	13.74%	13.88%	16.64%

MARKET DATA
Market value per share — Period end	$21.05	21.76	22.35	21.41	21.23
Market as a % of book	1.26	1.33	1.43	1.38	1.33
Cash dividend yield	1.71%	1.65%	1.52%	1.59%	1.60%
Common stock dividend payout ratio	30.00%	32.14%	34.00%	30.36%	28.33%
Period-end common shares outstanding (000)	14,054	13,926	12,939	12,784	12,729
Common stock market capitalization ($Millions)	$295.83	303.03	289.18	273.71	270.24

CAPITAL & LIQUIDITY RATIOS
Period-end equity to assets	12.48%	12.49%	12.34%	12.54%	12.62%
Period-end tangible equity to tangible assets	7.92%	7.81%	8.62%	8.70%	8.40%
Total risk-based capital ratio	N/A	12.26%	13.57%	13.80%	13.72%
Average loans to average deposits	99.18%	100.92%	101.48%	100.72%	100.53%

ASSET QUALITY
Net charge-offs	$526	607	276	307	2,949
(Ann.) Net loan charge-offs/Average loans	0.146%	0.178%	0.090%	0.100%	0.996%
Nonaccrual loans	$14,934	13,819	7,114	6,562	5,957
Foreclosed assets	$3,047	4,229	3,348	3,431	2,887
90-day past dues	$12	7	—	17	297
Nonperforming assets/Total assets	0.96%	0.99%	0.64%	0.63%	0.57%
Allowance for loan losses/Total loans	1.15%	1.09%	1.08%	1.04%	1.02%
Allowance for loan losses/Nonperforming assets	92.93%	85.63%	130.98%	127.60%	134.20%

END OF PERIOD BALANCES
Total loans, net of unearned fees	$1,457,873	1,421,176	1,273,719	1,231,410	1,208,031
Total assets	$1,876,062	1,829,700	1,634,741	1,584,094	1,613,806
Total deposits	$1,457,237	1,414,029	1,276,456	1,197,026	1,233,729
Total stockholders’ equity	$234,196	228,470	201,769	198,711	203,597
Full-time equivalent employees	497	475	454	452	469

AVERAGE BALANCES
Total loans, net of unearned fees	$1,432,361	1,366,170	1,244,261	1,218,896	1,175,083
Total interest-earning assets	$1,666,388	1,573,013	1,447,571	1,439,033	1,390,897
Total assets	$1,856,968	1,748,798	1,596,879	1,593,014	1,546,761
Total deposits	$1,444,246	1,353,758	1,226,141	1,210,205	1,168,863
Total interest-bearing liabilities	$1,437,952	1,343,727	1,220,332	1,195,088	1,176,016
Total stockholders’ equity	$231,831	219,387	201,292	204,481	202,586

The following table provides a detailed analysis of Non-GAAP measures.

Reconciliation Table

(Dollars in thousands)	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr
	2006	2006	2006	2005	2005

Book value per share	$16.66	16.41	15.59	15.54	15.99
Effect of intangible assets per share	$(6.61)	(6.67)	(5.14)	(5.22)	(5.83)
Tangible book value per share	$10.05	9.74	10.45	10.32	10.16

Return on average assets	0.90%	0.91%	0.83%	0.92%	1.00%
Effect of intangible assets	0.05%	0.04%	0.04%	0.04%	0.05%
Return on average tangible assets	0.95%	0.95%	0.87%	0.96%	1.05%

Return on average equity	7.21%	7.23%	6.60%	7.16%	7.64%
Effect of intangible assets	4.81%	4.49%	3.27%	4.04%	4.43%
Return on average tangible equity	12.02%	11.72%	9.87%	11.20%	12.07%

Period end equity to assets	12.48%	12.49%	12.34%	12.54%	12.62%
Effect of intangible assets	-4.56%	-4.68%	-3.72%	-3.84%	-4.22%
Period-end tangible equity to tangible assets	7.92%	7.81%	8.62%	8.70%	8.40%

G B & T Bancshares Inc.

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands except per share amounts)	YTD	YTD
	9/30/2006	9/30/2005
EARNINGS
Net interest income (fully tax equivalent)	51,288	41,739
Provision for loan loss	4,269	4,939
Other income	7,838	9,139
Other expense	37,182	33,419
Net income	11,446	8,302
Non-recurring (income)/expense (after-tax)	0	0
Operating income	11,446	8,302

PER SHARE DATA
Basic earnings per share	0.85	0.66
Diluted earnings per share	0.83	0.65
Operating diluted earnings per share	0.83	0.65
Book value per share	16.66	15.99
Tangible book value per share	10.05	10.16
Cash dividend per share	0.265	0.246

PERFORMANCE RATIOS
Return on average assets	0.88%	0.76%
Return on average tangible assets	0.93%	0.80%
Return on average equity	7.01%	5.67%
Return on average tangible equity	11.15%	8.82%
Net interest margin (fully tax equivalent)	4.39%	4.26%
Other expense/Average assets	2.87%	3.05%
Efficiency Ratio	61.99%	65.62%
Other income/Total operating revenue	13.30%	17.14%

MARKET DATA
Market value per share — Period end	21.05	21.23
Market as a % of book	1.26	1.33
Cash dividend yield	1.26%	1.16%
Common stock dividend payout ratio	31.93%	37.85%
Period-end common shares outstanding (000)	14,054	12,729
Common stock market capitalization ($Millions)	295.83	270.24

CAPITAL & LIQUIDITY RATIOS
Period-end equity to assets	12.48%	12.62%
Period-end tangible equity to tangible assets	7.92%	8.40%
Total risk-based capital ratio	N/A	13.72%
Average loans to average deposits	100.53%	100.75%

ASSET QUALITY
Net charge-offs	1,409	5,002
(Ann.) Net loan charge-offs/Average loans	0.140%	0.607%
Nonaccrual loans	14,934	5,957
Foreclosed assets	3,047	2,887
90-day past dues	12	297
Nonperforming assets/Total assets	0.96%	0.57%
Allowance for loan losses/Total loans	1.15%	1.02%
Allowance for loan losses/Nonperforming assets	92.93%	134.20%

END OF PERIOD BALANCES
Total loans, net of unearned fees	1,457,873	1,208,031
Total assets	1,876,062	1,613,806
Total deposits	1,457,237	1,233,729
Total stockholders’ equity	234,196	203,597
Full-time equivalent employees	497	469

AVERAGE BALANCES
Total loans, net of unearned fees	1,347,891	1,102,641
Total interest-earning assets	1,562,721	1,311,192
Total assets	1,734,574	1,464,466
Total deposits	1,340,818	1,094,460
Total interest-bearing liabilities	1,333,455	1,107,746
Total stockholders’ equity	218,384	195,836

The following table provides a detailed analysis of Non-GAAP measures.

Reconciliation Table	YTD	YTD
(Dollars in thousands)	9/30/2006	9/30/2005

Book value per share	16.66	15.99
Effect of intangible assets per share	(6.61)	(5.83)
Tangible book value per share	10.05	10.16
Return on average assets	0.88%	0.76%
Effect of intangible assets	0.05%	0.04%
Return on average tangible assets	0.93%	0.80%
Return on average equity	7.01%	5.67%
Effect of intangible assets	4.14%	3.15%
Return on average tangible equity	11.15%	8.82%
Period end equity to assets	12.48%	12.62%
Effect of intangible assets	-4.56%	-4.22%
Period-end tangible equity to tangible assets	7.92%	8.40%

GB&T Bancshares, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF CONDITION

	9/30/2006	9/30/2005
	(Unaudited)	(Unaudited)
Assets (in thousands):
Cash and due from banks	$20,255	$24,953
Interest-bearing deposits in banks	3,502	871
Federal funds sold	23,287	49,622
Securities available-for-sale	206,390	192,561
Restricted equity securities, at cost	9,725	8,730

Loans, net of unearned income	1,457,873	1,208,031
Less allowance for loan losses	16,720	12,267
Loans, net	1,441,153	1,195,764
Premises and equipment, net	42,279	37,420
Goodwill	87,047	68,469
Intangible assets	5,913	5,756
Other assets	36,511	29,660
Total assets	$1,876,062	$1,613,806

Liabilities and Stockholders’ Equity (in thousands):
Deposits:
Noninterest-bearing	$167,510	$173,504
Interest-bearing demand & savings	433,452	446,372
Time deposits	856,275	613,853
Total deposits	1,457,237	1,233,729
Federal funds purchased and securities sold under repurchase agreements	43,442	30,631
Federal Home Loan Bank advances	92,636	101,691
Other borrowings	851	838
Other liabilities	17,802	13,422
Subordinated debt	29,898	29,898
Total liabilities	1,641,866	1,410,209

Stockholders’ equity:

Capital stock	185,313	164,118
Retained earnings	51,339	40,798
Accumulated other comprehensive loss	(2,456)	(1,319)
Total stockholders’ equity	234,196	203,597
Total liabilities and stockholders’ equity	$1,876,062	$1,613,806

GB&T Bancshares, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2006	2005	2006	2005
	(Dollars in thousands, except per share amounts)

Interest income:
Loans, including fees	$31,504	$21,833	$84,565	$58,816
Taxable securities	2,168	1,884	6,058	5,360
Nontaxable securities	142	153	392	483
Federal funds sold	294	132	490	236
Interest-bearing deposits in banks	39	19	84	34
Total interest income	34,147	24,021	91,589	64,929

Interest expense:
Deposits	13,769	7,647	34,724	18,545
Federal funds purchased and securities sold under repurchase agreements	287	161	815	470
Federal Home Loan Bank advances	1,050	1,038	3,002	2,903
Other borrowings	710	530	1,944	1,500
Total interest expense	15,816	9,376	40,485	23,418
Net interest income	18,331	14,645	51,104	41,511
Provision for loan losses	1,789	635	4,269	4,939
Net interest income after provision for loan losses	16,542	14,010	46,835	36,572

Other income:
Service charges on deposit accounts	1,588	1,659	4,714	4,823
Mortgage origination fees	770	621	1,911	1,744
Insurance commissions	1	149	8	442
Gain on sale of securities	—	552	—	553
Other operating income	405	495	1,205	1,577
Total other income	2,764	3,476	7,838	9,139

Other expense:
Salaries and employee benefits	7,603	6,865	22,244	19,746
Occupancy and equipment expenses, net	1,808	1,631	5,147	4,648
Other operating expenses	3,449	3,055	9,791	9,025
Total other expense	12,860	11,551	37,182	33,419
Income before income taxes	6,446	5,935	17,491	12,292
Income tax expense	2,231	2,032	6,045	3,990
Net income	$4,215	$3,903	$11,446	$8,302

Earnings per share:
Basic	$0.30	$0.31	$0.85	$0.66
Diluted	$0.30	$0.30	$0.83	$0.65

Weighted average shares
Basic	13,970	12,723	13,501	12,494
Diluted	14,304	13,089	13,813	12,868

Cash dividends per common share	$0.090	$0.085	$0.265	$0.246

GB&T Bancshares, Inc.

Yield Analysis - September 30, 2006

(Dollars in thousands)

	For the Nine Months Ended September 30, 2006			For the Three Months Ended September 30, 2006
	Average		Yields	Average		Yields
	balances	Interest	/Rates	balances	Interest	/Rates

Assets
Interest earning assets:
Taxable securities	$197,053	$6,058	4.11%	$201,472	$2,168	4.27%
Nontaxable securities(a)	11,067	576	6.96%	13,591	208	6.07%
Federal funds sold	15,760	490	4.16%	29,650	294	3.93%
Interest bearing deposits in banks	1,937	84	5.80%	3,500	39	4.42%
Loans, net of unearned income	1,336,904	84,565	8.46%	1,418,175	31,504	8.81%
Total interest earning assets	$1,562,721	$91,773	7.85%	$1,666,388	$34,213	8.15%
Noninterest earning assets:
Unrealized gains(losses) on securities	(4,998)			(5,482)
Allowance for loan losses	(14,460)			(15,742)
Nonaccrual loans	10,987			14,186
Cash and due from banks	23,684			24,623
Other assets	156,640			172,995
Total noninterest earning assets	171,853			190,580
Total assets	$1,734,574			$1,856,968

Liabilities & Shareholders’ Equity
Interest bearing liabilities:
Interest bearing demand & savings	$430,133	9,302	2.89%	$442,386	3,549	3.18%
Time	745,537	25,422	4.56%	833,394	10,220	4.87%
Borrowings	157,785	5,761	4.88%	162,172	2,047	5.01%
Total interest bearing liabilities	1,333,455	40,485	4.06%	1,437,952	15,816	4.36%
Noninterest bearing liabilities & shareholders’ equity:
Noninterest bearing deposits	165,148			168,465
Other liabilities	17,587			18,720
Shareholder’s equity	218,384			231,831
Total liabilities & shareholders’ equity	$1,734,574			$1,856,968
Interest rate differential			3.79%			3.79%
Net interest income(a)		51,288			18,397
Net interest margin(a)			4.39%			4.38%

(a)             fully tax equivalent

CONTACT:	GB&T Bancshares, Inc.Gregory L. Hamby, EVP and CFO
(678) 450-3473
ghamby@gbt.comW. Michael Banks, Senior Vice President
(678) 450-3480
mbanks@gbt.com
Fax: (770) 531-7359
P.O. Box 2760
Gainesville, GA 30503